Exhibit 99.1
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Dear Gold Standard Shareholder:

         On April 17, 2003, the Board of Directors of Gold Standard, Inc. approved an "8 for 1" forward stock split to become effective at the end of business on May 1, 2003. The stock split affects all of the Company's Common Stock. The Company's purpose for the split is to give greater liquidity to its shareholders, and trading flexibility to others who may be interested in the Company's stock, by increasing the number of shares available for trading.

         Under the stock split, each one (1) share of issued and outstanding shares of Common Stock will be automatically converted into eight (8) shares of Common Stock without any action on the part of the shareholder. The stock split will not change the number of shares of Common Stock authorized by the Company's Articles of Incorporation, which will remain at 100,000,000 shares, nor will the par value per share of Common Stock change. Based upon the 1,269,858 shares of Common Stock outstanding on May 1, 2003 immediately prior to the stock split, the stock split will increase the number of issued and outstanding shares of Common Stock to 10,158,864 shares of Common Stock. The Company will have a new CUSIP number (380724 40 1) and a new trading symbol ("GSDD") after the effective date of the stock split.

         Consummation of the stock split will not result in a change in your relative equity position or voting power. The rights and privileges of owning shares of Common Stock will not be affected by the stock split. No officer, director, associate, or affiliate of the Company will derive any material benefit from the stock split other than the benefits that would be enjoyed by any other person holding the same number of shares. The effect of the stock split upon the market prices for the Company's Common Stock cannot be accurately predicted.

         The Company will not be mailing new stock certificates to its shareholders in connection with this stock split. Instead, the Company's transfer agent will process a new stock certificate to reflect the new number of shares when and if a certificate is submitted to the transfer agent in connection with a sale or otherwise. As a result, you are not required to exchange your stock certificate at this time. If you would like a new stock certificate reflecting the new number of shares, however, you may exchange your certificates by sending your current certificates executed for exchange on the back of the certificate, together with a $20.00 per certificate fee, to the transfer agent. The transfer agent will then exchange your current certificates for a new certificate representing the shares of Common Stock into which your shares of Common Stock have been converted as a result of the stock split. If you decide to not exchange your current stock certificate at this time, we recommend that you attach a note to your certificate for your own records to reflect the revised number of shares.

         The Company believes that the stock split will be treated as a tax-free recapitalization to the Company and its shareholders. If the split qualifies as a recapitalization, the shareholders who exchange their current certificates solely for new certificates, should not recognize a gain or loss for federal income tax purposes. A shareholder's aggregate tax basis in his Common Stock represented by the new certificates should be the same as that represented by the old certificates. The holding period of shares represented by the new certificates should include the period during which shares surrendered in exchange therefor were held, provided all such shares were held as a capital

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asset on the date of the exchange. This summary of the anticipated tax treatment is offered for your information only and should not be construed as tax advice. We encourage you to consult your own tax advisors regarding the tax consequence of the stock split.

         If you have any questions concerning the stock split or the exchange of your certificates, please feel free to contact the Company's transfer agent, American Registrar and Transfer Company, at 342 East 900 South, Salt Lake City, 84111, telephone (801) 363-9065.

                                              Very truly yours,

                                              GOLD STANDARD, INC.



                                              Scott L. Smith, President